Exhibit 99.1

FOR IMMEDIATE RELEASE

Quality Distribution, Inc. Reports Results

for the Quarter ended March 31, 2004

TAMPA, Fla.—(BUSINESS WIRE)—May 4, 2004—Quality Distribution, Inc. (the “Company”) (Nasdaq:QLTY) today reported net income per diluted share of $0.05 for the first quarter of 2004, compared to a net loss per diluted share of $0.11 for the first quarter of 2003.

Results for the first quarter of 2004 include a charge of $3.2 million for legal and accounting fees relating to the investigation in the first quarter of previously disclosed irregularities at Power Purchasing, Inc. (“PPI”), a non-core insurance subsidiary. This charge does not reflect the impact of any potential future insurance recoveries.

Revenue for the quarter ended March 31, 2004 increased $14.2 million, or 10.3%, to $151.2 million from $137.0 million for the same period in 2003. This increase was fueled by stronger demand from existing customers, new business secured during the past twelve months, an additional workday in 2004 and the addition of new affiliates joining the Company. During 2003, a total of seven new affiliates joined the Company providing approximately $6.7 million of incremental revenue in the first quarter of 2004. Fuel surcharge increased by only $0.3 million for the quarter, and accordingly, was not a significant factor in the revenue growth.

Operating income for the quarters ended March 31, 2004 and 2003 was $6.2 million and $8.6 million, respectively. Operating income was negatively impacted by $3.2 million of PPI legal and accounting fees, as well as $1.2 million of start-up costs and initial operating losses related to the Company’s new juice business. On the positive side, stronger revenue and cost reductions in the first quarter of 2004 increased operating income by $2.0 million.

Interest expense was $5.2 million for the quarter ended March 31, 2004 compared to $6.6 million for the same period last year. This $1.4 million decrease resulted from the Company’s initial public offering and concurrent debt refinancing in November of 2003, which significantly reduced the Company’s outstanding debt and lowered interest rates.

Commenting on the results and outlook, President and Chief Executive Officer Tom Finkbiner said, “We are very pleased with the strong year over year revenue growth and core operating performance in the first quarter of 2004 and we continue to see strong revenue growth in the second quarter of this year. We believe we have been successful in minimizing many of the distractions that consumed considerable resources during the first quarter of this year, and we are focusing our efforts on growing our company and improving our margins. We are confident that we will be able to accomplish both of these goals for the remaining three quarters of 2004.”

As previously announced, the Company will host an investor conference call for investors to discuss these results and updated guidance today at 4:30 p.m. EST. The dial in number is 800-479-9001 toll free; the pass code is 247311. A replay of the call will be available until May 18, 2004 by dialing 888-203-1112; the pass code is 247311. Copies of this press release and other financial information about the Company may be accessed on the “QDI Main-News and Publications” and “Investors” sections of the Company’s website at www.qualitydistribution.com.

Headquartered in Tampa, Florida, Quality Distribution operates approximately 3,500 tractors and 8,250 trailers through three principal transportation subsidiaries: Quality Carriers, TransPlastics, and Quebec based Levy Transport. The Company also provides other bulk transportation services, including tank cleaning and freight brokerage. Quality Distribution is an American Chemistry Council Responsible Care® Partner and is a core carrier for many of the Fortune 500 companies who are engaged in chemical production and processing.

This press release contains certain forward-looking information that is subject to the safe harbor provisions created by the Private Securities Litigation Reform Act of 1995 and is subject to certain risks and uncertainties that could cause actual results to differ materially from those expected or projected in the forward-looking statements. Without limitation, these risks and uncertainties include new information or additional issues that may come to the attention of the audit committee and its outside advisors in connection with the PPI irregularities, the final outcome of the state regulatory investigations relating to the insurance irregularities and any other governmental investigations or legal proceedings initiated against the Company and the reaction of the Company’s lenders, investors, drivers and affiliate owner-operators to the insurance irregularities and restatements. Other important factors that may cause actual results to differ materially from the forward-looking statements include the Company’s substantial leverage, economic factors, downturns in customers’ business cycles, dependence on affiliates and owner-operators, change in government regulation, fluctuations in fuel pricing or availability, increases in interest rates, and the availability of qualified drivers. Readers are urged to carefully review and consider the various disclosures made by the Company in this press release and the risk factors disclosed in the Company’s Registration Statement on Form S-1 declared effective on November 6, 2003 and other periodic reports filed with the Securities and Exchange Commission. The Company disclaims any obligations to update any forward-looking statement as a result of developments occurring after the date of this press release.

Contact: Sam Hensley

Senior Vice President and Chief Financial Officer

800-282-2031 ext. 7275

QUALITY DISTRIBUTION, INC AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In 000’s)

Unaudited

	March 31, 2004	December 31, 2003
ASSETS
Current assets:
Cash and cash equivalents	$763	$955
Accounts receivable, net	81,252	74,944
Current maturities of notes receivable from affiliates	1,241	676
Inventories	843	819
Prepaid expenses	6,413	3,566
Prepaid tires	8,085	7,978
Other	1,169	1,236

Total current assets	99,766	90,174
Property, plant and equipment, net	134,016	137,961
Goodwill	131,232	131,232
Intangibles, net	1,368	1,402
Notes receivable from affiliates	781	1,051
Other assets	9,368	9,871

Total assets	$376,531	$371,691

LIABILITIES, MINORITY INTEREST AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Current maturities of indebtedness	$1,694	$1,759
Accounts payable	21,007	18,988
Affiliates and independent owner-operators payable	10,577	7,319
Accrued expenses	56,214	54,242
Income taxes payable	272	518

Total current liabilities	89,764	82,826
Long-term debt, less current maturities	271,400	272,750
Environmental liabilities	18,643	19,689
Other non-current liabilities	13,057	13,712
Deferred tax liability	1,495	1,552

Total liabilities	394,359	390,529
Minority interest in subsidiary	1,833	1,833
Commitments and contingencies
Stockholders’ deficit	(19,661)	(20,671)

Total liabilities, minority interest and stockholders’ deficit	$376,531	$371,691

QUALITY DISTRIBUTION, INC AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In 000’s) Except Per Share Data

Unaudited

	Three months ended March 31,
	2004	2003
Operating revenues:
Transportation	$127,857	$114,809
Other service revenues	18,413	17,591
Fuel surcharge	4,915	4,615

Total operating revenues	151,185	137,015
Operating expenses:
Purchased transportation	100,774	83,932
Compensation	14,549	16,452
Depreciation and amortization	6,020	7,494
Insurance claims	4,328	4,122
PPI professional fees	3,242	—
Other operating expenses	16,026	16,422

Operating income	6,246	8,593
Interest expense	5,217	6,644
Other (income) expense	28	(24)

Income before income taxes	1,001	1,973
Income tax provision	39	138

Net income	962	1,835
Preferred stock and minority stock dividends	—	(2,191)

Net income (loss) attributable to common stockholders	$962	$(356)

Per share data:
Net income (loss) per common stockholder – basic	$0.05	$(0.11)

Net income (loss) per common stockholder – diluted	$0.05	$(0.11)

Weighted average number of shares – basic	18,892	3,337
Weighted average number of shares – diluted	19,114	3,337

QUALITY DISTRIBUTION, INC AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In 000’s)

Unaudited

	Three months ended March 31,
	2004	2003
Cash flows from operating activities:
Net income	$962	$1,835
Adjustments for non-cash charges	6,660	9,013
Changes in assets and liabilities	(5,441)	(7,701)

Net cash provided by operating activities	2,181	3,147

Cash flows from investing activities:
Other investments	137	—
Capital expenditures	(2,308)	(2,170)
Proceeds from asset dispositions	213	328

Net cash used in investing activities	(1,958)	(1,842)

Cash flows from financing activities:
Net payments on the revolver	(1,350)	(400)
Increase in bank overdraft	932	733
Payments of debt obligations	(64)	(746)
Other	17	(36)

Net cash used in financing activities	(465)	(449)

Net increase (decrease) in cash	(242)	856
Effect of exchange rate changes on cash	50	(171)
Cash, beginning of period	955	661

Cash, end of period	$763	$1,346